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Set forth below is a copy of the transcript of a conference call hosted by Thomas & Betts Corporation (“Thomas & Betts”) and ABB Ltd ("ABB") on January 30, 2012 relating to the proposed merger of Thomas & Betts and a subsidiary of ABB.

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EDITED TRANSCRIPT
ABBN.VX - ABB LTD TO ACQUIRE THOMAS AND BETTS CORP CONFERENCE CALL (MORNING)

EVENT DATE/TIME: JANUARY 30, 2012 / 08:00AM GMT

OVERVIEW:
ABBN.VX announced its intention to acquire Thomas & Betts for cash consideration to TNB shareholders of $72 per share.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

CORPORATE PARTICIPANTS

Joe Hogan ABB Ltd - CEO

Dominic Pileggi Thomas & Betts Corporation - Chairman and CEO

Tarak Mehta ABB Ltd - Head of Low Voltage Products

Michel Demare ABB Ltd - CFO and Head of Global Markets

William Weaver Thomas & Betts Corporation - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Mark Troman Bank of America - Merrill Lynch - Analyst

Colin Gibson HSBC - Analyst

Martin Prozesky Sanford C Bernstein - Analyst

John Revill Dow Jones Newswires - Media

Alfred Glaser Cheuvreux - Analyst

William Mackie Berenberg Bank - Analyst

James Moore Redburn Partners - Analyst

Sam Edmunds Goldman Sachs - Analyst

Alexis Denaud Exane BNP Paribas - Analyst

Quentin Webb Thomson Reuters - Media

PRESENTATION

Operator

Ladies and gentlemen, good morning. Welcome to the ABB media and analysts conference call. I am Stephanie, the Chorus Call operator. (Operator Instructions). The conference must not be recorded for publication or broadcast. At this time, it's my pleasure to hand over Mr. Joe Hogan, CEO of ABB. Please go ahead, sir.

Joe Hogan - ABB Ltd - CEO

Thank you. Joining me here today is Tarak Mehta and also Michel Demare, and Dominic Pileggi is on the phone from Memphis, Tennessee also. And after introduction here, we'll be all available for questions. Good. I want to thank you for joining us to discuss really some exciting news. Today we announced our intention to acquire Thomas & Betts, a real leader in North America's electrical products, the world's largest market for these kind of products.

My comments in this call refer to the presentation that you can download from our website at abb.com. And, as always, please note our Safe Harbor statement on chart two. That covers any forward-looking statements we may make today. Before I get into the details of today's announcement, please note that I will not be commenting on our fourth quarter or full year 2011 results on today's call. Also I won't be giving any trading condition updates. We see no reason to change our conservative outlook statement that we gave back in October. We will of course publish our results on Thursday, February 16.

Let me start on chart three by running through some of the highlights of this transaction. We're offering Thomas & Betts shareholders cash consideration of $72 per share, which represents a 24% premium to last Friday's closing price. We expect total synergies of approximately $200m by 2016, roughly evenly split between cost and revenue synergies. In line with our M&A criteria, we will reach a cash return above our 9% WACC by year three. The deal will be EPS accretive in year one. Furthermore, this acquisition reflects an EV/EBITDA multiple of 9.9 on estimated 2011 EBITDA. Also in line with our M&A philosophy, this is a friendly transaction recommended by Thomas & Betts' Board of Directors.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

As for the structure, we'll be acquiring a 100% of the outstanding shares subject to Thomas & Betts' shareholder approval at their EGM in April as well as of course the customary regulatory approvals. Regarding the financing, the deal will be funded through cash and debt and will be initially supported by a bridge loan for the full amount that is already fully underwritten. Finally, we anticipate closing the transaction in the second quarter of this year.

Before I begin to elaborate on the rationale for this deal, we have Dominic Pileggi on the line from Memphis, Tennessee in the United States. Dominic is Thomas & Betts' Chairman and CEO, and I'm sure he'd like to say a few words. Dominic.

Dominic Pileggi - Thomas & Betts Corporation - Chairman and CEO

Thanks Joe and good morning. Also joining me here in Memphis is Chuck Treadway, our Chief Operating Officer, and Bill Weaver, our Chief Financial Officer.

In my view, I believe this is a win-win transaction for both companies and their stakeholders. Our shareholders will receive a significant cash premium and our business will get to fast track its growth strategy which will create opportunities for our employees, customers and distributors. ABB acquires a leader in the electrical component industry with premium brands, a broad and deep product portfolio, an extensive distributor network, excellent relationships with end-user customers and an experienced and committed employee base. The addition of Thomas & Betts gives ABB an immediate and significant position in the world's largest market for low-voltage products.

Regarding Thomas & Betts' strategic rationale, one of our key strategic initiatives was tapping into the fast-growing markets outside of North America in order to grow our business, balance our geographic footprint and reduce cyclicality. Joining ABB accelerates this strategy by providing enhanced scale, relevance and capacity as part of ABB, while providing significant value to our shareholders.

I'd like to comment on Thomas & Betts' strengths. Thomas & Betts is a leader in the North American electrical market with a broad and deep portfolio of premium brands and products, an extensive distribution network with more than 6,000 North American distributor locations, a customer-centric, fast-cycle logistics model, a quantifiable value proposition for distributors that lowers their transaction cost and working capital and a proven ability to execute as planned and deliver strong financial performance throughout the cycle. These strengths support our goal of being the brand of choice for our end users and the supplier of choice for our distributor partners and have allowed us to grow organically faster than the segments we serve.

We completely agree with Joe regarding the benefits that this transaction brings to our customers and distributor base. Our expanded portfolio will increase the value of Thomas & Betts as a one-stop shop for essential non-discretionary low-voltage electrical products by adding ABB's circuit breakers, switches, control products, enclosures and many other products to our portfolio.

Thomas & Betts continues to deliver strong financial performance as seen in our fourth quarter and full year 2011 earnings issued today. Full year sales grew nearly 15% while earnings from continued operations increased more than 29%. Free cash flow exceeded 8% of sales and working capital was an efficient 13.4% of sales.

We are also extremely pleased that Thomas & Betts will become a new global business unit of ABB and remain here in Memphis, Tennessee.

We are excited about this transaction which we believe is financially and strategically compelling and a good cultural fit for our employees. Our Board of Directors is in full support of the deal.

I'll now turn the call back to you, Joe.

Joe Hogan - ABB Ltd - CEO

Thanks Dominic. So you hear Dominic's view on the rationale for the deal and I couldn't agree more. So let me touch upon some of the same points and others on chart five.

The rationale is clear. In one step this move nearly doubles our Low Voltage Products division's accessible market in North America to $24b. At the same time it also brings significant global opportunities for Thomas & Betts via our market channels outside of North America. Not only will ABB gain access to Thomas & Betts' more than 6,000 distributor locations in North America, but the complementarity of both businesses' low-voltage products portfolio will give the combined businesses one of the broadest offerings in the sector.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

In terms of value creation, our shareholders will get attractive cash returns above our WACC by year three. Thomas & Betts shareholders get a full and fair price that reflects the long-term profit potential of the business. Customers and channel partners will get easier access to a broader premium product range. Employees from both companies will have great growth opportunities in a larger global company. And finally, the tremendous complementarity of the product portfolios should ease the integration.

Let's move to chart six. So chart six reminds you of what our five key strategic initiatives are that we communicated to you just last November at our Capital Markets Day. And with the acquisition of Thomas & Betts, we are executing on our fourth initiative to complete disciplined M&A across products, markets and geographies. Thomas & Betts allows us to take our North American business to a size that reflects it is the world's largest market and also allows us to both expand geographically, rebalance one of our most profitable businesses. And finally, it will give ABB best-in-class market channels, which of course are critical to being successful in the low-voltage products market.

Let's turn to chart eight to discuss more about Thomas & Betts. As I mentioned earlier, Thomas & Betts is a leading supplier of electrical components in North America. They maintain longstanding relationships with over 6,000 distributor locations by offering brand name products with a great reputation for quality and customer service. Their fast-cycle logistics provide benefits to the customer and is a real competitive advantage to Thomas & Betts. I'll say a bit more on that later. Additionally, they have a steel towers and HVAC business, both of which are very profitable.

Thomas & Betts released their 2011 results earlier today and they posted revenues of approximately $2.3b and they have 94,000 employees -- 9,400 employees, sorry.

In terms of end markets, you can see that industry makes up almost half of Thomas & Betts' sales, while construction makes up another nearly 40% and sales to the utilities end market makes up the remaining 16%. Note that part of the construction segment, residential, makes up less than 15% of electrical segment sales. Finally, nearly 80% of their sales are from North America, including about one-third in Canada and two-thirds in the United States. Another 14% is from Europe.

Let's turn to chart nine and take a closer look at Thomas & Betts' product portfolio. As you can see, they are a top three supplier of electrical products such as wire management, connectors, cable ties, safety lighting, switches and other products serving the industrial construction markets and utility markets. They have great brands such Blackburn and Carlon and Elastimold, to name a few, and are well known in the industry.

Let's turn to chart 10 so I can talk to you about one of Thomas & Betts' important competitive advantages. Thomas & Betts of course has multiple production sites across North America and elsewhere. Instead of shipping numerous products and creating numerous invoices, they ship to one highly efficient distribution center, which then ships to the 6,000 distribution locations creating just one invoice. Each of these distributor locations has access to hundreds of customers and the entire process is completed in less than 48 hours. It's truly an extremely impressive operation and one that customers really appreciate, and ABB can quickly join the distribution process.

On chart 11 you can see a five-year history of key financial figures for Thomas & Betts. The business naturally has a certain level of cyclicality, but revenues are on the rise and expected to reach pre-crisis levels in 2012. EBITDA margins have proven resilient throughout the cycle, leading also to strong net income growth and a track record of good cash flow generation.

Let's move to chart 13 and look at the accessible market dynamics. What this chart shows is how a combined offering of Thomas & Betts and ABB gains access to more than a $100b market globally. And the low-voltage products market accessible to ABB to North America increases from roughly $13b to $24b as a result of this transaction. So we not only obtain this business but we also gain access to some channels and customers with our very complementary products.

Speaking of which, let's have a look at chart 14 to just see how complementary the product lines are. There's really not a whole lot to explain here. As you can see there's virtually no product overlap. Even within the category enclosures/DIN-rail, the Thomas & Betts products are not comparable to ours. So that leads to enormous cross-selling opportunities both in North America for ABB's products and outside North America for Thomas & Betts' products.

The next few slides show pictorially what a great match the ABB LP and Thomas & Betts' portfolio are for various end markets. In the interests of time, I won't take you through each chart, but I want you to get a feel for not only the complementarity but also the sheer number of products that each company can supply into these markets.

So chart 15 covers commercial buildings, chart 16 the rail business and chart 17 the wind market. What the charts also show is the relative size of the end market for ABB and the opportunity for Thomas & Betts on a per rail car or per wind turbine basis.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Moving to chart 18, chart 18 shows you the geographical detail of revenues for our Low Voltage Products division and for Thomas & Betts. So not only are the product portfolios complementary, but geographically, these businesses are a great fit as well. And given the growth expectations for the Americas, the timing for this combination is right.

Similarly, chart 19 shows how our Low Voltage Products division rebalances its geographic scope with this transaction. I think we've been fairly transparent when it comes to cash allocation and our desire to increase our overall North American exposure as well as the under-exposure of our Low Voltage Products business there. So you can see that this transaction significantly increases the division's America exposure from 9% to 30%.

Let's move to chart 20 to discuss the revenue synergies in more detail. As you can see there are quite a few products that can be sold right away through the existing channels. In industry terms these are often referred to as non-specified products. Then there are numerous additional and existing products that both companies simply need to roll out to the market and gain customer approval and we expect that will take less than two years.

Let me say a few words on the synergies. Please turn to chart 22. As you can see, we've assumed a global market growth rate of 3% to 4% for the period 2012 to 2016. And we expect annual synergies from both revenues and costs to reach more than $200m by 2016. At that point those synergies will be evenly split at 50/50, but the cost synergies will come faster in the first three years. In terms of cost to achieve these synergies, we expect roughly $80m over three years then we also expect about $125m in one-off cost. Finally, you can expect amortization of about $100m in 2012.

Let's take a quick look at the transaction timeline as well as the financing structure. So we expect the merger agreement to be filed toward the end of February then the vote of Thomas & Betts' shareholders to take place at their EGM most likely mid May. We don't expect any regulatory issues so we hope to close the transaction in mid June.

From a financing perspective, we have a fully committed bridge loan facility that we will repay from operational cash flows and bond proceeds later this year. As you can see, with a gross gearing of around 30% and a net debt/EBITDA ratio of about 0.6, we fully expect to retain our solid investment grade rating.

So let me wrap up on chart 24 and remind you why ABB and Thomas & Betts is such a compelling combination. For us, Thomas & Betts is truly a strategic fit. They double our addressable low-voltage products market in North America, via their complementary product offering and excellent distribution network. They bring solid profitability with synergy opportunities that will support ABB's growth, earnings and cash flow ambitions for years to come. The deal will significantly help us to continue to build our track record of value-creating M&A transactions.

Thanks for your attention and continued interest in ABB and we'll open it up for any questions that you might have for Michel, Tarak and Dominic, and me. Thank you.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. (Operator Instructions). First question from Mr. Mark Troman, Bank of America - Merrill Lynch. Please go ahead, sir.

Mark Troman - Bank of America - Merrill Lynch - Analyst

Yes, good morning everyone. It's Mark Troman here from Bank of America. Just a couple of questions on the synergies, Joe. You've got $200m in total by 2016. It looks a significant number. On the sales ones in particular, which look to be around $100m, I take it that's mostly ABB going into using Thomas & Betts' distribution strength. Is there a significant opportunity to go the other way for Thomas & Betts into the global market? I wonder if you could comment on that please.

And secondly, on the cost side of the synergies, how much of an issue is the different standards between North American and IEC electrical standards? Thank you.

Joe Hogan - ABB Ltd - CEO

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Hi Mark. First of all, when you look at just between Europe and synergies or sales synergies between Europe and the North American marketplace, these are about two-thirds/one-third, so about two-thirds of those sales synergies will be we see in the North American marketplace, about one-third Europe. There will be opportunities in Asia also. But we actually have kept that as possible upside from a business standpoint because if you start to look it, we have 1,110 distributors in China alone, salespeople in China alone to allow us to move this product line. So I think that's pretty compelling in itself.

You have to look at the IEC market versus the NEMA or ANSI market as some of these products need to be redesigned for certain specifications, some of them don't. And that's what our chart was really representative. Things like motor starters and things that we can move immediately into the marketplace into those distribution channels and other things that need to be either the form factor, Mark, has to modified to fit into the types of forms that exist in the North American marketplace or the actual testing procedures that all have to be verified or changed in some way to meet that piece. And that's the part that we talk about that will take two years or less to get through.

Mark Troman - Bank of America - Merrill Lynch - Analyst

Thanks very much.

Joe Hogan - ABB Ltd - CEO

You're welcome.

Operator

Next question Mr. Colin Gibson, HSBC. Please go ahead, sir.

Joe Hogan - ABB Ltd - CEO

Hi Colin.

Colin Gibson - HSBC - Analyst

Hi, good morning. Two questions please, if I can. The first question regarding non-core assets, have you identified any non-core assets at Thomas & Betts, is that question?

And secondly, just a question -- and pardon my ignorance here -- a question on the Thomas & Betts logistics model. Pretty impressive that they have only one distribution center in the whole of the continental US. I'm just wondering is that a -- how long has that model been in place? How robust would that model be if we saw a cyclical upturn in the US and we saw tied-up supply, pressure on lead times, would they have to look possibly at expanding and compromising on that model? Thanks.

Joe Hogan - ABB Ltd - CEO

Hi Colin. First of all, we haven't identified anything yet as non-core assets. Obviously you're going to ask questions about the HVAC and the steel structures business and whatever. But those are in the markets that we're into and also we're just going to have to take our time and analyze this and make decisions as we go forward.

On the logistics model, I'll turn over to Dominic. These guys pioneered this thing. I think it's a real strategic advantage for the business and I'm sure he can give you some specifics on it.

Dominic Pileggi - Thomas & Betts Corporation - Chairman and CEO

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Sure. The logistics model, I believe one of your questions was how long has it been in existence. That's been running since the early 90s to mid 90s. It is a very robust system and can be leveraged up very, very easily. It has lots of capacity so no issues in adding significant volume, additional volume through that model.

Colin Gibson - HSBC - Analyst

Okay, that's great. Thank you.

Joe Hogan - ABB Ltd - CEO

Thanks Colin.

Operator

Next question from Mr. Martin Prozesky, Bernstein. Please go ahead sir.

Martin Prozesky - Sanford C Bernstein - Analyst

Good morning, everyone. Just a quick question on the outlook for construction. I think you pointed out this morning that it's nearly 40% of the exposure. So is the timing here related all to a view on US construction and what you see in terms of likely growth over the next two, three years, obviously coming from a very low base?

And then second, linked to that, industry. We're hearing quite a lot of companies being pretty positive on the outlook for US industrial growth, probably better than expected I'd say a few months ago. Can you just give us a bit more flavor on the timing here or has this been in the works for a long time and you think now is appropriate?

Joe Hogan - ABB Ltd - CEO

You know, Martin, first of all, Dominic and our leadership team here have been talking for a long period of time. So over that period of time we've gotten to know each other's businesses, which is important, but more importantly, just the personalities. I think we have found that our leadership teams are extremely compatible in the sense of culture and how we get along. But that's taken a lot of time for us to really go through that. I think it's an important part of the confidence that we have as we announce this deal today too.

When we talk about the construction segment in the United States, we talked about what percent's residential and what percent's commercial and those kind of things. Martin, in all honesty, I'll tell you I am not smart enough to time the marketplace, okay? I'm really not. I think the resilience of the US economic cycle over the last six months has given us confidence in the sense that it does have some momentum to it. But I think the world's economies are fragile right now and I think you can't over-rely necessarily on one market versus another because they all are tied in in one way or another.

But what I'd tell you, behind this more than anything, Martin, is just the strategy of our Low Voltage Products business being our most profitable business. It's primarily centered in Europe and China; that's 80% of the revenue base. We have never had meaningful distribution channels in the United States and that's the world's largest low-voltage marketplace. And I don't care how good your products are, you can't get into that marketplace without the logistics that Dominic just talked about and without the distribution channels that are going on. It's an incredible balance between channel to market and product needs.

And that's why we are doing this. Whether we've timed the market right or not, I don't know. I hope so, but I can't tell you that we are that smart to tell you exactly what that market is going to be like.

Tarak Mehta - ABB Ltd - Head of Low Voltage Products

But I would also add that, a bit like the Baldor acquisition last year, it is another company that has shown a lot of resilience during difficult times, both in terms of preserving their margins and generating cash flow. So it makes also I think the foundation from our side much more solid.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Joe Hogan - ABB Ltd - CEO

It's a good point, yes.

Martin Prozesky - Sanford C Bernstein - Analyst

And then just one follow-up question on the synergies. It sounds like you expect quite a lot of synergies on the procurement side is that because you can do better contracts on copper and you know? So I thought you would have been pretty large in that sense already or is it more of a manufacturing synergy or US-specific, like you can rationalize production in the US?

Joe Hogan - ABB Ltd - CEO

Tarak, why don't you take that one? You've been digging into this.

Tarak Mehta - ABB Ltd - Head of Low Voltage Products

Yes, we've been taking a look at it. I think it's a combination of both of what you mentioned. It's really the fact that we bring a globally competitive and globally optimal supply base to Thomas & Betts. So out of the procurement being 80% Canadian and United States-focused organization, we can bring good sourcing from China, from rest of Asia where we have a considerable amount of footprint and a good supply base. So we can help Thomas & Betts with their CapEx costs, with their tooling cost, which are significant in this business. And then of course we have a very big copper hedging and an electrical steel plus mild steel hedging process that's world class, and then we can attach the Thomas & Betts volume to that. So it's on both sides.

And the footprint is probably more balanced. I would say footprint is not the vast majority of the cost savings that we can see in this deal. But it's something that we will take a look at as we get to know the business a little bit.

Joe Hogan - ABB Ltd - CEO

I think when you look at it too the logistic piece offers the huge opportunity for our business, not theirs currently. And then also obviously not becoming -- not being a public company anymore, there's a certain amount of cost synergies that will come through that also.

Martin Prozesky - Sanford C Bernstein - Analyst

Right, thank you.

Joe Hogan - ABB Ltd - CEO

You're welcome.

Operator

Next question from Mr. John Revill of Dow Jones. Please go ahead sir.

John Revill - Dow Jones Newswires - Media

Morning chaps. Just a couple of further follow-ups. Just regard to your, the funding to pay for this deal, obviously you've done this bridge financing commitment. I just wondered if you could explain a little bit why you've done it that way round, first of all.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

And the second one in terms of multiples for the business, what's the EV multiple you've paid? And how does that compare to other deals out there, because a few people I've been speaking to are a little bit concerned how expensive this deal is?

Joe Hogan - ABB Ltd - CEO

I'll let Michel handle that one.

Michel Demare Yes. Can you specify a little bit what you mean with what type of funding we have decided to use?

John Revill - Dow Jones Newswires - Media

No, you said that you are using this bridge financing commitment, and then I just wanted a bit more detail on, so you'll be paying it with a combination of cash and debt, so a bit more background on how you are doing that and also why you decided to do it that way round.

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Okay. So what we have decided to do for this transaction is to arrange a bridging facility for the total amount of the acquisition so that we keep the cash flow flexibility, as it will probably happen if everything goes fine that the closing and the payment of the deal will happen more or less at the same time as the payment of the dividend, so we have kept a maximum flexibility here. So far it has been underwritten by one bank, Bank of America - Merrill Lynch. The idea now is to syndicate it to other of our relationship banks as a first step and after that obviously try to take it out to the bond markets as quick as liquidity and market availability permits.

John Revill - Dow Jones Newswires - Media

Right, so the idea is all about just to maintain flexibility then, that's it?

Michel Demare - ABB Ltd - CFO and Head of Global Markets

That is absolutely correct, yes.

John Revill - Dow Jones Newswires - Media

Right, okay. And in terms of the price paid, what was the EV multiple you've paid and how does that compare to sort of other deals out there, because a few people have been saying it's quite expensive?

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Obviously on 2011 it's an EV multiple which is below 10. I think we are at 9.9 or 9.8. If you look at the further forecasts actually this multiple goes down 2. So I would think, given the quality again of the business, the level of the margins, that these are multiples that are totally in line with the kind of transactions you have seen in the market.

John Revill - Dow Jones Newswires - Media

Right, okay. Thank you.

Operator

Next question from Mr. Alfred Glaser of Cheuvreux. Please go ahead, sir.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Alfred Glaser - Cheuvreux - Analyst

Yes, hi. Good morning, sirs. First of all I wanted to ask you about the product offering of Thomas & Betts. Does it actually really all go into Low Voltage Products or rather some products that would go into other divisions at ABB?

Joe Hogan - ABB Ltd - CEO

There is about 80% of the portfolio we think is it fits really squarely within the Low Voltage Products division today. There's some products that obviously go into the Power Products division overall too. But as we take this we don't plan to disrupt what's going on at Thomas & Betts right now. We'll keep that together with the Low Voltage team as we make this a global business BU and be sure that we have good smooth operations before we consider an internal look at what might be more efficient in the long term.

Alfred Glaser - Cheuvreux - Analyst

Okay, alright. Then I wanted to know on the integration costs, could you explain a bit more in detail on what you put on the slide 22, the $80m costs spread over three years versus the one-off costs of $125m and the amortization? Is the amortization is that PPA or how do we read this?

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Okay, so there are in fact three categories. Here there is first the cost that we can directly relate it to the implementation of the synergies, which is mainly implementation of revenue synergies. There we are taking about the $80m that is spread over the time that it will take to reach this $200m synergies, so that is the first step.

The second thing is that we have a number of one-off costs that will come up right away at the time we close the deal. First the transaction cost both for the deal himself and for the financing, and second as well we have in this transaction some costs related to a change in executive control. These two items together represent about $120m. And then there might be still be a few minor HR and finance costs and that's why we are talking about something like $125m that will hit the books right away when we close the deal.

In terms of amortization, so as you exactly refer to as PPA, obviously we are still at the start of the work of figuring out the opening balance sheet and what is goodwill, what is intangibles. Our estimate for the moment is that the hit in the first year will be $100m. For the subsequent year we are still working on. It probably will be something in that magnitude as well.

Alfred Glaser - Cheuvreux - Analyst

Alright, okay. And final question on free cash flow at Thomas & Betts. What would you say is the kind of average free cash flow to sales ratio that would be normal and recurring at Thomas & Betts?

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Listen, this morning they have reported a free cash flow of $188m, which is a little bit more than 8% of sales. I understand this year they had a little bit more CapEx than usual so I think that this ratio probably of 8%, 9% is a standard that we are use as well actually here in ABB so it fits pretty well in terms of the focus on cash flow and the performance of cash flow generation.

Joe Hogan - ABB Ltd - CEO

Dominic and Bill are on the line too if you guys have any insight into that cash flow piece.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

William Weaver - Thomas & Betts Corporation - SVP and CFO

Yes, we would customarily expect through this business that with a more normal and recurring CapEx level that we'd be somewhere between 9.5% and 10% free cash flow conversion to sales.

Joe Hogan - ABB Ltd - CEO

Great. Thanks Bill.

Alfred Glaser - Cheuvreux - Analyst

Alright. Thanks for that.

Operator

Next question from Mr. William Mackie, Berenberg Bank. Please go ahead, sir.

William Mackie - Berenberg Bank - Analyst

Good morning gentlemen.

Joe Hogan - ABB Ltd - CEO

Hi William.

William Mackie - Berenberg Bank - Analyst

Good morning. A couple of questions. Could I first ask on the growth, if we go the Thomas & Betts business and with Dominic and his team on the line, could you walk us through what you would expect to be the underlying organic growth through a cycle for particularly the electrical segment business and how you might expect the Thomas & Betts business to outgrow the 3% to 4% you flag up for the market as a whole? I guess that's the central part of it.

And also how you see the development of the HVAC and the structures business within a combined ABB. You said there may be some opportunities because its business that you already operate within, but it's not clear to me how the HVAC or the structures business would fit into your existing portfolio.

Joe Hogan - ABB Ltd - CEO

Dominic, if you want to walk through this and the organic growth thing for William.

William Weaver - Thomas & Betts Corporation - SVP and CFO

Sure. This is Bill Weaver at Thomas & Betts. Our expectation would be that in the mature markets in which we operate, so really here talking about North America, we'd be looking for organic growth that would be somewhere in the 1.5 to 2 times weighted average GDP range. Certainly relative to the emerging markets and Europe, I think our customary growth rates there probably not of great relevance considering the enormous scale that ABB will bring to our distribution capability there.

William Mackie - Berenberg Bank - Analyst

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

And how does that typically split between volume and price?

William Weaver - Thomas & Betts Corporation - SVP and CFO

Price of course is going to move with underlying raw materials, so if we think about it relative to the current year organic growth for Thomas & Betts as a whole is approximately 8% to 9% and 2.5% to 3% points of that was price given the relatively high inflationary pressure on our overall raw material base.

William Mackie - Berenberg Bank - Analyst

Thank you. One last follow up. If you look at your business today in comparison to where you were in late 2007, early '08, how far away are you from the previous peaks within your North American business?

William Weaver - Thomas & Betts Corporation - SVP and CFO

In North America in aggregate we would be about 15% to 16% off of the peak. And split by end market the majority of that would be in construction, but still have not gotten back to the peak in both industrial or utility. So we think meaningful headroom in all of those end markets in North America.

William Mackie - Berenberg Bank - Analyst

Thank you very much, Dominic.

Joe Hogan - ABB Ltd - CEO

Thanks, Bill.

Operator

Next question Mr. James Moore, Redburn Partners. Please go ahead sir.

James Moore - Redburn Partners - Analyst

Good morning everybody. It's James at Redburn. I've got a few questions. Just one on the product split. You gave a helpful chart with ticks of where ABB and Thomas & Betts are exposed. I wondered if you could just put some percentages on what the big product categories are for Thomas & Betts, whether its enclosures or connectors. I don't know the business that well. I'm just trying to get a sense as to what the makeup is there.

And secondly, your industrial end-market exposure, again because I don't know the business I don't know if you could say what the key end markets are within industrial.

And then finally on PPA, on the amortization, and Michel, thanks, you said that the year two PPA would be similar potentially to the first year. What's the economic life of that going to be? Is it something that runs for two, three, four years or is it a 15 year life? I'm just trying to think how long we should think that 100 runs through.

Michel Demare - ABB Ltd - CFO and Head of Global Markets

It would good if, Dominic, if you could answer that question on the industrial products and split maybe the majority of the business volume is today to answer James' question.

Dominic Pileggi - Thomas & Betts Corporation - Chairman and CEO

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

No problem. The question about our product side, relative size of our product lines, I think it's very important to understand that Thomas & Betts probably has the broadest and deepest product lines in our marketplaces. And keep in mind that all of our product lines are either number one or number two, and in a couple of cases number three, in their market space. So when you look across that broad product line, our percentage of -- or our share out there is pretty healthy.

Some of our largest lines are in the enclosure business, as you indicated. Also a good size line for us are cable ties, our flagship Thomas & Betts Ty-Rap brand. Some, let's say, the hazardous waste, hazardous areas, such as Liquidtight fittings. Our substantially large, good industrial products, our Ocal brand. Some of the brands Joe mentioned in his statement; Carlon is also a number one leader. So it's a pretty strong breadth and depth of the product line.

You saw the end market exposure so structured industrial as well as utility. And I think one of the things that's also important to note, because there was a question in earlier about construction cycles, is that one of the beauties of the Thomas and Betts product line is its ability to serve the cap of the -- the OpEx market as opposed to CapEx spending. CapEx spending will be fantastic headroom that Bill talked about, but just the everyday maintenance, renovation, updating, upgrading is core, core part of our business. So very, very comfortable balance in that matter.

Joe Hogan - ABB Ltd - CEO

Thanks, Dominic.

Dominic Pileggi - Thomas & Betts Corporation - Chairman and CEO

No problem.

Michel Demare - ABB Ltd - CFO and Head of Global Markets

On the goodwill, James, there again, as I say, there is still a lot of work being done there. So when I say I think $100m in the first year, I wouldn't expect something (inaudible). I'm also referring a little bit to the Baldor deal, which is pretty much same size here. But we are still working really on the subsequent years to get the final. Now the main components of intangibles are always the same. It's customer relationships, it's brands, it's technology. Usually for customer relationship you look at amortizing that towards 20 years, brands it's usually around 10, and technology, depending what it is, it can be five or a little bit more than five.

James Moore - Redburn Partners - Analyst

That's very helpful. Could I just get back to the answers from the gentlemen at the new business Thomas & Betts? When I look at the competition Leathertone, Cutler-Hammer, Cooper, Hubbell, and I see this group together from a perspective of not knowing the market brilliantly, how would you say you compare and contrast to that in terms of we are more this, they're more that, we're the same as them? Where do you sit amongst that group?

Dominic Pileggi - Thomas & Betts Corporation - Chairman and CEO

Sure. I think it's one thing to understand about Thomas & Betts that we believe is one of the real beauties of our business is that we do not have a single head-to-head competitor across our business say, for example, like Cooper and Hubbell you could say are head-to-head competitors. So we compete, we cross with them in certain product lines, but never head-to-head competitor.

With companies like you mentioned, Schneider, almost no overlap. Obviously no overlap with ABB. With some of the companies you mentioned, Hubbell, Cooper etc., we overlap with some of the steel boxes and fittings and a couple of construction projects -- products. So generally there is not much overlap, more complementary.

Tarak Mehta - ABB Ltd - Head of Low Voltage Products

And maybe I can add to that, Dominic. One of the things that we looked at when we evaluated Thomas & Betts is the fact that their breadth of scope requires up to eight or nine OEMs who represent the same scope that Dominic is talking about. But from a distributor point of view you can deal with eight or nine different OEMs or you can deal with Thomas & Betts. So that's the value proposition when we go the distribution side of the market and also the product portfolio.

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

So it's head to head on a few categories, as Dominic said, with the key competitors that you have identified. But really there is no single competitor out there in the market space that can cover the scope of Thomas & Betts. You would have to add up six or seven to get to the same revenue (inaudible) as Thomas & Betts.

Joe Hogan - ABB Ltd - CEO

But James, as you look at our page 14 that shows that there is no overlap, obviously as our portfolio matures and comes together with Thomas & Betts we will come in more direct competition with some of those. But again it's a logistics piece, it's quality of product, it's 6,000 distribution areas that we think will allow us to be able to grow this business.

James Moore - Redburn Partners - Analyst

Okay. Thanks very much.

Joe Hogan - ABB Ltd - CEO

Okay.

Operator

Next question from Mr. [Adam Sinker] from Goldman Sachs. Please go ahead.

Sam Edmunds - Goldman Sachs - Analyst

It's actually Sam Edmunds here. Good morning everyone. I hate to sound like a bit of a party pooper, but I was just wondering, and obviously the deal is agreed, but if there was to be a counter bid whether there's a break fee in place.

Joe Hogan - ABB Ltd - CEO

Sure.

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Yes it is. There is obviously a break fee in place as well which is supposed to indemnify us from all the cost and the work that we have put in there, and this is in line with the good market practices.

Joe Hogan - ABB Ltd - CEO

It not's as high as the AT&T Deutsche Telekom deal, I can tell you that.

Sam Edmunds - Goldman Sachs - Analyst

Thank you very much.

Operator

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Next question Mr. Alexis Denaud, Exane BNP Paribas. Please go ahead.

Alexis Denaud - Exane BNP Paribas - Analyst

Yes, good morning. One question from our side. If you look at the presentation of sales coming from Thomas & Betts, so which percentage of the portfolio is less than three years old? Thank you.

Joe Hogan - ABB Ltd - CEO

I didn't understand the question.

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Which percentage is less than three years old of the total products sold by Thomas & Betts?

Tarak Mehta - ABB Ltd - Head of Low Voltage Products

Maybe Dominic might be more able to answer that question. We haven't gone into that level of detail.

Dominic Pileggi - Thomas & Betts Corporation - Chairman and CEO

Yes. I would estimate somewhere around 7%.

Alexis Denaud - Exane BNP Paribas - Analyst

Okay. Thank you.

Operator

(Operator Instructions). The last question for today is Mr. Quentin Webb from Thomson Reuters. Please go ahead sir.

Quentin Webb - Thomson Reuters - Media

Hello gentlemen. I just wondered if you could say whether -- I know you'll say that currency fluctuations play very little part in your strategic thinking, but obviously the Swiss franc has strengthened a great deal against the dollar in the previous two years, and whether that helped enable this deal in any way or whether it changed your strategic thinking here.

Joe Hogan - ABB Ltd - CEO

No it doesn't. Actually the Swiss franc doesn't change our strategic thinking in any way. In fact when you look at the Low Voltage assets that Tarak and his team have, there is very few that are located in Switzerland in that sense. And so we have pretty good currency hedge when you look around our business overall. This will obviously give a better balance to the currency inflow that we have in our Low Voltage Products business, but again the Swiss franc would not dictate any kind of strategic rationale for us to do this deal.

Quentin Webb - Thomson Reuters - Media

JANUARY 30, 2012 / 08:00AM GMT, ABBN.VX - ABB Ltd to Acquire Thomas and Betts Corp Conference Call (Morning)

Okay. Thanks. And one very quick follow up if I could, which is I just wondered, the bond take out that you're planning to do later in the year, presumably that will be a dollar financing to do this and do you have any sense of what kind of cost you'd be looking at there.

Michel Demare - ABB Ltd - CFO and Head of Global Markets

Yes. I would expect the large majority of it will be dollar financing since we have to assume a dollar asset here. It's difficult at this stage to say, how to say the cost because it will all depend so far we take it out the maturity of these bonds. But we have made some bond issues last year that you can refer to and I think we should expect to continue trading with a very acceptable spread given the fact that our intention is really to keep our strong credit rating that we have enjoyed so far.

Quentin Webb - Thomson Reuters - Media

Okay. Thank you.

Operator

That was the final question gentlemen.

Joe Hogan - ABB Ltd - CEO

Good. Then I thank everybody for joining us today. And Dominic, Chuck and Bill, thanks for joining us also. We really look forward to becoming one team. And, look, we're excited about this. I think it makes ABB stronger. As we talked about at our capital markets day, it's right in the strategic area that we thought that we had a weakness in and we had to deal with from both a market and a product standpoint, and we couldn't be more excited. So, look, we'll be back to you on February 16 to talk about fourth quarter and total year. Again, thanks for your interest and we'll see you in February. Thanks.

Operator

Ladies and gentlemen, the conference is now over. Thank you for choosing the Chorus Call facility and thank you for participating in the conference. You may now disconnect your lines. Goodbye.

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FORWARD-LOOKING STATEMENTS:
This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in our operations, business, economic and political environment. Forward-looking statements may be identified by the use of words such as “achieve,” “should,” “could,” “may,” “anticipates,” “expects,” “might,” “believes,” “intends,” “predict,” “will” and other similar expressions. These statements are based on the current expectations and beliefs of Thomas & Betts, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain shareholder or regulatory approvals required for the merger; 2) the risk that a condition to closing of the proposed transaction may not be satisfied; 3) the Company‘s and ABB‘s ability to consummate the proposed merger, including the financing thereof; 4) the businesses may suffer as a result of uncertainties surrounding the merger; 5) the ability of the Company to retain and hire key personnel and maintain relationships with providers or other business partners; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed or furnished by Thomas & Betts and ABB.

In addition, any statements regarding Thomas & Betts‘ projected 2012 sales and earnings; the future demand for Thomas & Betts‘ products and services, including the present spending trends by our customers; and Thomas & Betts‘ future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact, constitute forward-looking statements. Such forward-looking statements are based on Thomas & Betts‘ current expectations and beliefs and involve a number of risks and uncertainties that are difficult to predict and that may cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the availability and cost of raw materials; changes in customer demand; loss of key personnel; changes in customer credit; changes in laws or governmental policies; interest rate and foreign currency exchange rate fluctuations; changes in tax regulations and laws; changes in generally accepted accounting principles; and changes in business, political or economic conditions due to the threat of future terrorist activity or acts of war in the U.S. or other parts of the world. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Thomas & Betts‘ Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on February 16, 2011, as well as other filings the Company makes with the SEC.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Thomas & Betts. Thomas & Betts assumes no obligation and expressly disclaims any duty to update information contained in this filing except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:
This document may be deemed to be solicitation material in respect of the proposed merger between Thomas & Betts Corporation and a subsidiary of ABB Ltd. In connection with the proposed merger, Thomas & Betts will file a preliminary proxy statement and a definitive proxy statement with the SEC. The information contained in the preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed merger. The definitive proxy statement will be mailed to the shareholders of Thomas & Betts seeking their approval of the proposed merger. Thomas & Betts‘ shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, TN, 38125, Attention: General Counsel. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC‘s website, www.sec.gov,or shareholders may access copies of the documentation filed with the SEC by Thomas & Betts on its website at www.tnb.com.

Thomas & Betts and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Thomas & Betts shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Thomas & Betts directors and executive officers by reading Thomas & Betts‘ proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on March 11, 2011. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed by Thomas & Betts with the SEC in connection with the proposed merger when they become available.